                                                                    Exhibit 10.7

Certain confidential terms have been omitted from this exhibit pursuant to a request for confidential treatment of these portions filed with the Securities and Exchange Commission. Such confidential portions have been filed with the Securities and Exchange Commission and are denoted in this exhibit by an asterisk (*).

                SIXTEENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT
                -------------------------------------------------

         This Sixteenth Amendment to Revolving Credit Agreement (this "Amendment") is made as of September 30, 2002 by and among Provant, Inc. (the "Borrower"), a Delaware business corporation having its principal place of business at 67 Batterymarch Street, Suite 500, Boston, MA 02110, Fleet National Bank, a national banking association ("Fleet"), Wells Fargo Bank Iowa, N.A., a national banking association ("Wells Fargo"), Citizens Bank of Massachusetts, a Massachusetts banking corporation ("Citizens"), and KeyBank National Association, a national banking association ("KeyBank", together with Fleet, Wells Fargo and Citizens, the "Banks"), and Fleet National Bank, as agent for itself and the other Banks (the "Agent").

                                     RECITAL
                                     -------

         WHEREAS, the Borrower, the Banks and the Agent previously entered into that certain Revolving Credit Agreement, dated as of April 8, 1998, as thereafter modified and amended by the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth and Fifteenth Amendments thereto and letter agreements dated as of November 6, 2001 and June 28, 2002 (said Revolving Credit Agreement, as so amended prior to the date hereof, the "Credit Agreement"), pursuant to which the Banks have made available to the Borrower a revolving credit loan facility for its corporate purposes; and

         WHEREAS, the parties hereto now desire to further amend or modify the Credit Agreement in certain respects, all as more particularly set forth hereinbelow.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. All capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

         Section 2. Amendments to Credit Agreement. The following definitions in
Section 1.1 are hereby amended in their entirety to provide as follows:

                  "Borrowing Base. At the relevant time of reference thereto, an amount, determined by Agent by reference to the most recent Borrowing Base Report delivered to Banks and Agent pursuant to
                  Section 7.4(h), equal to 100% of the total amount of Eligible Accounts Receivable plus $6,184,000; provided, that, in no event shall such amount exceed $45,484,000."

                  "Revolving Credit Loan Maturity Date. November 8, 2002, or such earlier date on which the Total Commitment is terminated pursuant to the provisions hereof."

         Section 3. Outstanding Obligations. Borrower hereby affirms and acknowledges that (i) as of October 31, 2002, there is presently outstanding loans and advances in the aggregate principal amount of $45,484,000 together with accrued interest thereon and costs and expenses

(collectively, the "Amount") and (ii) the Amount is a valid obligation of Borrower and is due and owing without defense, claim, setoff or counterclaim of any kind or nature whatsoever.

         Section 4. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: (i) Agent shall have received a copy of this Amendment executed by Borrower and Banks and consented and agreed to by Guarantors pursuant to the form of amendment set forth as Annex A attached hereto (Agent shall provide Borrower and each Bank with a copy of the executed Amendment) and (ii) Agent shall have received such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

         Section 5. Further Extension of Credit Agreement. Borrower hereby acknowledges that it is prepared to accept an extension of the Revolving Credit Loan Maturity Date beyond the date set forth in Section 2 hereof pursuant to an amendment containing the terms and conditions set forth in the term sheet attached hereto as Exhibit B (the "Term Sheet"). Nothing contained herein or in the Term Sheet shall be deemed to constitute a commitment or an agreement on the part of any of Agent or Banks to enter into any waiver and/or amendment, on the terms set forth in the Term Sheet or otherwise.

         Section 6. Loan Documents Ratified and Confirmed. The Credit Agreement and each of the other Loan Documents, as they may be specifically supplemented or amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the collateral described therein, do, and shall continue to, secure the payment of all obligations under the Loan Documents, in each case as amended or supplemented pursuant to this Amendment. All references to the "Credit Agreement" contained in the Loan Documents shall mean or refer to the Credit Agreement as amended and supplemented by this Amendment and as it may be further amended, supplemented, modified and restated and in effect from time to time, including without limitation any such amendment, supplement, modification or restatement which increases the amount of Indebtedness owing by the Borrower thereunder.

         Section 7. Release. Borrower hereby releases, remises, acquits and forever discharges each Bank, Agent and each Bank's and Agent's employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or the Documents (all of the foregoing hereinafter called the "Released Matters"). Borrower acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

         Section 8. Conflicts. In the event of any express conflict between the terms of this Amendment and the Credit Agreement, this Amendment shall govern.

         Section 9. Representations and Warranties. Borrower hereby represents and warrants as follows:

         (a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Credit Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

         (c) Except as set forth on the attached Exhibit A, no Event of Default or Default has occurred and is continuing after giving effect to this Amendment or would exist after giving effect to this Amendment.

         (d) Borrower has no defense, counterclaim or offset with respect to the Credit Agreement.

         Section 10. Effect on the Loan Agreement.

         (a) Upon the effectiveness of Section 2 hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

         (b) Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

         (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Banks, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

         Section 11. Bringdown. The Borrower hereby confirms that all representations and warranties with respect to the Borrower and any Subsidiaries contained in the Credit Agreement and each of the other Loan Documents and in any other certificate or document delivered in connection therewith are true and correct as of the date hereof, and that except as set forth on the attached Exhibit A no Default or Event of Default is outstanding or would be created by the consummation of the transactions described herein.

         Section 12. Fees, Costs and Expenses. Borrower agrees to pay on demand, after reasonable documentation and itemization of the same, all the costs and expenses of the Agent and the Banks, including all consultant and reasonable legal fees and expenses, including without limitation all reasonable fees and expenses of counsel in connection with the preparation, execution and delivery of this Amendment and the other documents and instruments to be delivered herewith and all UCC search and filing fees.

         Section 13. Miscellaneous. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Amendment is intended to take effect as a sealed instrument and shall for all purposes be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).

         Section 14. Facsimile. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an instrument under seal as of the date first above written.

                                        PROVANT, INC.


                                        By: /s/ Janet Hoey
                                            -------------------------------
                                            Title: Executive Vice President


                                        CITIZENS BANK OF MASSACHUSETTS


                                        By: /s/ Robert D. Mace
                                            -------------------------------
                                            Title: Vice President

                                        FLEET NATIONAL BANK, as Bank and Agent


                                        By: /s/ David. J. Angell
                                            -------------------------------
                                            Title: Vice President


                                        KEYBANK NATIONAL ASSOCIATION


                                        By: /s/ Bruce Drouin
                                            -------------------------------
                                            Title: Vice President


                                        WELLS FARGO BANK IOWA, N.A.


                                        By: /s/ Gary M. Lechko
                                            -------------------------------
                                            Title: Vice President

                                                                    Exhibit 10.7


                                    EXHIBIT A
                                    ---------

                                EVENTS OF DEFAULT


                                  See Attached

                                  EXHIBIT A/1/
                                EVENTS OF DEFAULT


         The following existing Events of Default are exceptions to representations made by the Borrower in Section 8(c) and Section 10 to the Sixteenth Amendment to which this Exhibit A is annexed:

         1. The failure of the Borrower to comply with the financial covenants set forth in Sections 9.2, 9.3, 9.4 and 9.5 of the Credit Agreement for the fiscal quarters ended March 31, 2002 through and including the fiscal quarter ended September 30, 2002;

         2. The failure of the Borrower to achieve the Twelfth Amendment Benchmarks (as defined in the Thirteenth Amendment) on or before the dates required to meet such Twelfth Amendment Benchmarks.

         3.   The failure of the Borrower to achieve the benchmarks set forth on
Exhibit 1 to the Thirteenth Amendment on or before the dates required to achieve such benchmarks;

         4. The failure of the Borrower to achieve the benchmarks set forth in that certain letter agreement dated as of June 28, 2002 by the Agent and as acknowledged by the other Banks, the Borrower and the Guarantors on or before the dates required to meet such benchmarks;

         5.   The failure of the Borrower to achieve the benchmarks set forth in
Section 3 of the Fourteenth Amendment on or before the dates required to meet such benchmarks; and

         6. The failure of the Borrower to achieve the benchmarks set forth in Subsection 3(b) of the Fifteenth Amendment to Revolving Credit Agreement on or before the dates required to meet such benchmarks.

         7. While the Borrower has, directly and through TRG, submitted information regarding the determination of its Borrowing Base to the Agent and the other Banks as required by the Credit Agreement, such information has not been in the form and delivered in the manner set forth in Section 7.4 of the Credit Agreement and certain of the information included in such reports has been based upon best available estimates.




------------------------------
         /1/ All capitalized terms used in this Exhibit A but not defined herein shall have the meaning ascribed thereto in the Credit Agreement (as such term is defined in the Sixteenth Amendment to Revolving Credit Agreement to which this Exhibit A is attached).

                                   EXHIBIT B
                                   ---------

                                   TERM SHEET


                                  See Attached

                                   EXHIBIT I

                                  TERM SHEET
                                  ----------

                                 PROVANT, INC.

     THE FOLLOWING TERM SHEET IS BEING FURNISHED SOLELY FOR DISCUSSION PURPOSES AND DOES NOT CONSTITUTE A PROPOSAL, A COMMITMENT OR AN OFFER TO ENTER INTO OR AMEND THE AMENDED AND RESTATED CREDIT AGREEMENT OR ANY OF THE WAIVERS OR AMENDMENTS THERETO.

     The Borrower, Agent and Banks will enter into an amendment ("Amendment No. 17") of the existing financing arrangements (the "Amended Facility"). The Amended Facility will contain substantially all of the provisions of the existing financing arrangements with the following modifications:

1.   Waiver

     As a result of the consummation of the Amended Facility, all Defaults and Events of Default which have been disclosed to Agent by Borrower and are continuing as of the closing date of Amendment No. 17, shall be deemed waived.

2.   Amount of Credit Facility

     The lesser of (a) $45,484,000 or (b) the Borrowing Base.

3.   Pricing

     Prime+2.50%, floating. Facility fee of $450,000 fully earned and payable upon closing of the Amended Facility. Default interest rate will be the contract rate plus 6.00% ("Default Rate"). The Default Rate will be imposed in the event of any payment, covenant or reporting requirement default, any failure to achieve milestone dates for the strategic initiatives outlined in Paragraph 7 herein (each, a "Strategic Initiative") or any other breach under the Amended Facility.

4.   Maturity

     April 15, 2003.

5.   Borrowing Base and Borrowing Base Certificate

     The Borrowing Base will be limited to 85% of true trade AR, plus 60% of costs in excess of billings and unbilled AR plus an overadvance amount. The overadvance will be structured so as to not unduly impinge beginning liquidity but to prevent a deterioration in the relative collateral coverage of the Borrowing Base for the Revolving Credit Loans outstanding. Borrower shall provide an updated Borrowing Base Certificate semi-monthly as of the 15th and last day of each month, each such Certificate to be delivered within ten (10) days after such date. End-of-Month Borrowing Base Certificates will be enhanced to provide detail concerning true trade AR, costs in excess of billings, unbilled revenues and other amounts due and owing the Borrower. Cash in lock box will be swept down to $500,000 daily and applied to the Revolving Credit Loans. Blocked lock box arrangement will be amended to reflect such revised amount.

6.   Junior Creditors, Specifically EEI, SI and Hughes

     Indebtedness owed by Borrower to each of Executive Education Institute, Inc., Strategic Interactive, Inc. and the group of individuals consisting of Thomas B. Hughes, Eileen P. Hughes and others (collectively, the "Junior Creditors"), shall be extended and subordinated to the Obligations under the Amended Facility. However, current interest will be permitted to be paid monthly, at current rates, provided, however, that no payments will be permitted upon the occurrence and during the continuance of any new Events of Default. Punitive interest rates will not be acceptable. Junior Creditors to be provided a fee for an extension of their respective obligations, not to exceed $65,000 in the aggregate (approximately 15% of the Bank's fee). The term of the extension must be through April 15, 2003. Agent and Banks will enter into an inter-creditor agreement with the Junior Creditors. The agreement will, among other things, identify liquidity events tied to success of the Strategic Initiatives as outlined in Paragraph 7 herein and, except during the existence of a payment default under the Amended Facility, provide for a sharing of net proceeds from the Strategic Initiatives on an 85%-15% split based on net proceeds (defined as sale proceeds less taxes and transaction costs). Sharing will not apply in liquidity events where net proceeds are less than the book value of collateral assets (AR, Inventory, other fixed assets) and in such situations all net proceeds will be first paid entirely to reduce outstandings under the Amended Facility. The Revolving Credit Loans must be paid down by not less than $20,000,000 before sharing on the 85-15 split on the Government Division Strategic Initiative. Junior Creditors are to be granted a silent second lien position in the assets of Borrower with a 90-day standstill provision on the exercise of secured lender remedies.

7.   Strategic Initiatives

     A. Sale of Provant in its Entirety
     Drake Beam and Moran ("DBM")

     Documentation in support of a transaction, and an update from Borrower with respect to the current status of negotiations is required by the earlier of 11/05/02 or the closing of the Amended Facility. Borrower has advised that, subject to SEC delays, this transaction, if approved by Borrower's and DBM's respective Boards of Directors and Borrower's stockholders, will be scheduled to close by 12/31/02 (subject to SEC delays, but in no event later than 3/31/03) and is the Strategic Initiative of choice for Borrower. Borrower shall use its best efforts to comply with all SEC requests.

     A definitive merger or buy-sell agreement between DBM and Borrower shall be delivered to Agent by 11/15/02. Agent and Banks reserve the right in their sole discretion to establish milestone events in connection with the DBM Sale, and failure to achieve any such milestone events shall constitute an Event of Default, except to the extent that such failure shall be the direct result of an SEC delay, provided that Borrower shall have used its best efforts to comply with all SEC requests.

     Appropriate legal arrangements and mechanisms satisfactory to Agent and Banks shall be established in order to ensure completion of this Strategic Initiative notwithstanding any Event of Default.

     B. Sale of the Government Division

     The QuarterDeck engagement has been finalized and an executed copy of the engagement letter, draft information memorandum and preliminary prospect list have been delivered to Agent. An offering memorandum, solicitation books, target prospect list and a preliminary timetable will be furnished to the Agent by the earlier of 11/20/02 or such date on which there is a determination by Borrower to abandon the DBM transaction. Milestone event dates in the timeline will serve as milestone event dates in the Amended Facility with Events of Default arising for failure to achieve such milestone events.

     A Letter of Intent ("LOI") with respect to a transaction for the divestiture of the Government Division, acceptable to Agent and Banks, is required by 1/20/03 and such transaction must be closed by 3/31/03, provided, however, that if the Strategic Initiative set forth in Paragraph 7(A) above is viable and proceeding, and all milestone events shall have been achieved to date, but such transaction has not closed by the foregoing dates, then such LOI must be delivered by 2/15/03 and the transaction closed by 4/15/03.

     Appropriate legal arrangements and mechanisms satisfactory to Agent and Banks shall be established in order to ensure completion of this Strategic Initiative notwithstanding any Event of Default.

     C. Sale of the Non-Government Divisions

     i. * had issued and subsequently withdrew an LOI with respect to the purchase of all non-government divisions of Borrower (the "* Sale"). An update from Borrower with respect to the current status of negotiations is required weekly in accordance with Paragraph 9(f) below.

     If the * Sale becomes viable again, appropriate legal arrangements and mechanisms satisfactory to Agent and Banks shall be established in order to ensure completion of this Strategic Initiative notwithstanding any Event of Default.

     Agent and Banks reserve the right in their sole discretion to establish milestone events in connection with the * Sale, and failure to achieve any such milestone events shall constitute an Event of Default.

     ii. * has discontinued its due diligence during the pendency of the DBM transaction. An update from Borrower with respect to the current status of any negotiations is required weekly in accordance with Paragraph 9(f) below.

     Appropriate legal arrangements and mechanisms satisfactory to Agent and Banks shall be established in order to ensure completion of this Strategic Initiative notwithstanding any Event of Default.

     Agent and Banks reserve the right in their sole discretion to establish milestone events in connection with the * Sale, and failure to achieve any such milestone events shall constitute an Event of Default.

     D. *

     Borrower has advised Agent that *, an investment entity, has exhibited an interest in purchasing a possible convertible preferred equity stake in Borrower in the $15,000,000 range (the "* Investment"). No discussions with * have been held since the Borrower's decision to pursue the DBM transaction. An update from Borrower with respect to the current status of the * Investment is required weekly in accordance with Paragraph 9(f) below.

     Agent and Banks reserve the right in their sole discretion to establish milestone events in connection with the * Investment, and failure to achieve any such milestone events shall constitute an Event of Default.

     E. Jefferies Initiatives.

     If Borrower and the respective parties under the initiatives discussed in Paragraphs 7(A), (B) & (C) above are not engaging in good faith negotiations and if the milestone events for consummating such Strategic Initiatives have not been achieved, then Jefferies will be directed by Borrower to commence to develop a plan to sell the divisions of Borrower on a one-off basis. Jefferies shall be directed by Borrower to provide Agent with a draft plan of such sales (the "Plan") by 11/30/02, unless a definitive merger agreement has been signed with DBM as contemplated in Paragraph 7(A) above prior to such date. The Plan shall include timeline, draft memorandum of solicitation, preliminary prospect list, etc.

     Appropriate legal arrangements and mechanisms satisfactory to Agent and Banks shall be established in order to ensure completion of this Strategic Initiative notwithstanding any Event of Default.

     Agent and Banks reserve the right in their sole discretion to establish milestone events in connection with the Plan, and failure to achieve any such milestone events shall constitute an Event of Default.

8.   Financial Covenants

     Financial covenants will include consolidated net worth, profitability, cash flow leverage, minimum EBITDA (discrete month, quarter and YTD aggregate), interest coverage, and CAPEX. All covenants not otherwise noted will be tested quarterly. All metrics will be based on current projections allowing for approximately 12.5% variance on the downside except for CAPEX which is a hard maximum cap. CAPEX to be tested monthly. Covenant compliance certificates shall be due within 20 days of period's close.

9.   Financial Reporting

     CRO is to be responsible for the preparation and submission of all Borrowing Base Certificates, covenant compliance certificates and financial reporting requirements. All submissions are to be certified and approved by CEO or CFO of the Borrower.

In addition to current reporting requirements, Borrower will provide to Agent:

     a) Monthly detailed AR agings, within fifteen (15) days of each month end. Submission of the September report will be a condition precedent to closing the Amended Facility.

     b) Monthly contract status report identifying major contracts by division/operating unit and status of contract engagement, within twenty (20) days of each month end.

     c) Quarterly contract/proposal/revenue event backlog report, within twenty (20) days after the end of each fiscal quarter, with monthly updates as to progression of backlog to be provided within fifteen
          (15) days of each month end.

     d) Monthly report estimating costs in excess of billings and billings in excess of costs by contract, within ten (10) days of each month end.

     e) Monthly report by division and operating unit listing all assets, other than Borrowing Base assets, within twenty (20) days of each month end.

     f) Status report to facilitate tracking progression of milestone events for all Strategic Initiatives and establishment of additional milestone events. Report will be submitted to Agent, and verbally presented via conference call to Banks, weekly.

Failure to provide financial and other reporting as required will constitute an Event of Default.

10.  Warrants

     The Banks will be granted detachable 10-year warrants for an equity interest in the Borrower equal to non-dilutable 15% of the equity, providing for cashless exercise and demand and piggyback registration rights. The warrants will vest and become exercisable as to (a) 3% on closing of the Amended Facility, (b) 3% on 12/31/02 if the Strategic Initiatives set forth in either Paragraph 7(a) or 7(c) above have not occurred by such date, (c) 3% on 3/31/03 if the outstanding principal balance of the Revolving Credit Loans has not been reduced by not less than $20,000,000 by such date, and (d) 6% on 4/15/03 if the outstanding principal balance of the Revolving Credit Loans has not been paid in full by such date. Borrower has the option to pay to the Agent and Banks a "fee in lieu" of any warrant vesting, in an amount equal to (i) $100,000 with respect to each 3% warrant, and (ii) $200,000 with respect to the 6% warrant. Such "fee in lieu" amounts are based upon a valuation of the Borrower's common stock of $0.15 per share. In the event that any Strategic Initiative is consummated at a valuation in excess of $0.15 per share of Borrower's common stock (such valuation to be determined by Agent and Banks in their sole discretion, each a "Valuation Event"), the "fee in lieu" amount with respect to warrants to be issued subsequent to the date of such Valuation Event will be proportionately increased based upon such higher per-share valuation, provided, however, that any consummation of a Strategic Initiative at a valuation of less than $0.l5 per share of Borrower's common shall have no effect on the "fee in lieu" amount. Upon the occurrence of any new Event of Default resulting from a missed payment or acceleration of the Revolving Credit Loans, all remaining unvested warrants will immediately vest.

11.  Fees

     Counsel fees and expense reimbursement due from the Borrower will be expanded to include all fees and expenses incurred by Banks other than the Agent beginning 11/01/01.

12.  Voting Rights

     Revise voting rights to better balance declaration of default and acceleration with respect to Events of Default. Recommend keeping current provisions of the syndication until 1/15/03 and following that date all waiver provisions will require 100% vote of the Banks.

13.  Swing Line

     Fleet will establish a swing line facility of up to $3,000,000 to facilitate expected daily sweeps of lock box deposits. The swing line will be a sub-line of and not in addition to the existing Revolving Credit facility. The swing line and Revolving Credit Loans will settle out weekly with the Banks.

14.  Release/Affirmation

     Customary releases by Borrower of Agent and Banks for all actions, conduct, etc. and affirmation of existing indebtedness.